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                                                               EXHIBIT 99.K(ii)

                   [LETTERHEAD OF GEORGESON & COMPANY INC.]

                           LOGO  GEORGESON & COMPANY
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                                   GEORGESON
                                 & COMPANY INC.

                                          October 12, 1995

The Brazil Fund, Inc.
345 Park Avenue
New York, NY 10154

                              LETTER OF AGREEMENT

This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by The Brazil Fund, Inc. (the "Fund") as Information Agent for its rights offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

    1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders or Non-Objecting Beneficial Owners ("NOBOs").

    2. The Fund will pay Georgeson a fee of $7,500, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the offer is extended more than fifteen days beyond the initial expiration date. If Georgeson is requested to call individuals who are registered holders or NOBO's of Common Stock of the Fund, the Fund will pay Georgeson an additional sum computed on the basis of $5.00 per call. In addition, the Fund will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper ads, including typesetting and space charges; postage and freight charges incurred by Georgeson in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels, or other forms of information requested by the Fund or its agents and other expenses or disbursements authorized in writing by the Fund or its agents.

    3. If requested, Georgeson will check, itemize and pay, on the Fund's behalf, from funds provided by the Fund, the charges of brokers and banks for

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The Brazil Fund, Inc.
October 12, 1995
Page 2

     forwarding Offer material to beneficial owners. To ensure that Georgeson has sufficient funds in the Fund's account to pay these bills promptly, the Fund agrees to provide Georgeson, at the time Georgeson completes the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, the Fund will pay Georgeson five dollars and fifty cents ($5.50) for each broker and bank invoice paid by Georgeson. If the Fund prefers to pay these bills directly, please strike out and initial this clause before returning the Agreement to Georgeson.

  4. Georgeson hereby agrees not to make any representations not included in the Fund's Registration Statement when it becomes effective.

  5. The Fund agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, reasonable legal fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct or failure to substantially perform any of its duties or obligations under this Agreement). At its election, the Fund may assume the defense of any such action. Georgeson hereby agrees to advise the Fund of any such liability or claim promptly after receipt of any notice thereof. The Fund shall not be liable for any settlement of any action without its written consent. The indemnification contained in this paragraph will survive the term of the Agreement for a period of there years from the date thereof.

  6. Georgeson agrees to preserve the confidentiality of all non-public information provided by the Fund or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

By executing the AGreement below the undersigned agrees to be bound by its terms.

ACCEPTED:                               Sincerely,

THE BRAZIL FUND, INC.                   GEORGESON & COMPANY INC.

By: /s/ Juris Padegs                    By: /s/ John C. Stevenson
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                                                John C. Stevenson
                                              Senior Vice President
Title: Chairman of the Board
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Date:  October 19, 1995
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